PROMISSORY NOTE

 $100,000                                               Dated: January 26, 2000
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                                  SECTION ONE

TERMS OF NOTE

FOR VALUE RECEIVED, SGI INTERNATIONAL, OTC Bulletin Board symbol "SGII"
("the "Debtor"), of 1200 Prospect Street, Suite 325, La Jolla, CA 92037 promises to pay to the order of Ben Reppond (hereinafter "Reppond") of 13217 9th Ave. NW, Seattle, Washington, 98177-4103, the principal sum of One Hundred Thousand ($100,000) Dollars with interest thereon at the rate of twelve percent (12%) per annum, payable upon 30 days written demand but no sooner than on November 15, 2000 (the "Demand Date") in cash or at the option of either Debtor or Reppond, conditional only on the bid price as described below of SGI's stock being above $0.40, the principal sum and interest thereon can be paid in restricted stock by issuing a number of shares determined by dividing all principal and interest by 75% of the average of the bid prices for the ten (10) trading days prior to the Demand Date. The original loan that is the subject of this Promissory Note was made by Reppond by wire transfer to SGI International on January 26, 2000. Debtor shall be in default hereunder only after Reppond gives five (5) days advance written notice to Debtor that it is in default.

                                  SECTION TWO

PREPAYMENT OF NOTE

Prepayment of the full principal balance, along with all unpaid interest, or any portion of the principal balance, along with any portion thereof of unpaid interest, is permitted at any time without penalty.

                                 SECTION THREE

EFFECT OF WAIVER OF RIGHTS BY REPPOND

Reppond is not under any obligation to exercise any of his rights under this note, and failure to exercise his rights under this note or to delay in exercising any of his rights shall not be deemed a waiver of or in any manner impair any of the rights of Reppond.

                                  SECTION FOUR

CUMULATIVE RIGHTS AND REMEDIES

The rights and remedies of Reppond specified in this note are cumulative and do not exclude any other rights or remedies he may otherwise have.

                                  SECTION FIVE

ACCELERATION ON INSOLVENCY OF DEBTOR

If Debtor shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against it, this note shall become due and payable immediately without demand or notice.

                                  SECTION SIX

WAIVER OF PRESENTMENT, PROTEST, AND NOTICE OF DISHONOR

Debtor hereby waives all acts on the part of Reppond required in fixing the liability of the Debtor, including among other things presentment, notice of dishonor, protest, notice of protest, notice of nonpayment, and any other notice.

                                 SECTION SEVEN

CHOICE OF LAWS

This note shall be governed by and construed in accordance with the laws of California in all respects, including matters of construction, validity and performance.

                                 SECTION EIGHT

COSTS OF COLLECTION

Debtor shall pay on demand all costs of collection, including legal expenses and attorney fees, incurred by Reppond in enforcing this note on default.

                                  SECTION NINE

INTEREST CHARGES

If a law, which applies to this note and which sets the maximum interest amount, is finally interpreted so that the interest in connection with this note exceed the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (2) any sums already collected (if any) from the Debtor which exceed the permitted limits will be refunded to the Debtor. The note holder may choose to make this refund by reducing the principal Debtor owes under this note or by making a direct payment to the Debtor. If a refund reduces the principal, the reduction will be treated as a partial payment.

Dated: January 26, 2000
SGI INTERNATIONAL

By

Authorized Signatory